                                                                      EXHIBIT 99



               Acterna Corporation Reports Second Quarter Earnings

Burlington, Massachusetts, November 14, 2000 - Acterna Corporation (Nasdaq:
ACTR), formerly Dynatech Corporation, the world's second largest provider of products used to test and optimize communications networks, reported its results for its second fiscal quarter ended September 30, 2000.

Pro forma net sales from continuing operations for the second quarter of fiscal 2001 of $313 million increased 23 percent from $255 million for the same period last year. Pro forma EBITA was $40 million including one-time integration expense of $6 million, which compared to $42 million a year ago.

For the first half of fiscal 2001, pro forma net sales from continuing operations were $610 million, a 30 percent increase from $468 million for the same period a year ago. Pro forma EBITA of $72 million, which includes one-time integration expense of $10 million, increased 16 percent from $62 million a year ago.

Pro forma net sales of communications test products in the second quarter of $285 million, which accounted for 91 percent of total pro forma net sales, increased 24 percent from $230 million in the prior year due to growth of optical transport, cable networks, and telecommunications systems and software products. Sales of optical transport ($99 million), cable networks ($43 million), and telecommunications systems and software ($23 million) products increased 118 percent, 44 percent, and 37 percent, respectively, from the same period a year ago.

Similarly, for the first half of fiscal 2001 pro forma net sales of communications test products of $555 million, or 91 percent of total pro forma net sales, grew 32 percent from the same period last year on the strength of optical transport, cable networks, and telecommunications systems and software products. Six-month sales of optical transport products of $186 million increased 121 percent. Cable network product sales of $83 million grew 45 percent. Sales of telecommunications systems and software products increased 40 percent to $47 million from the same period a year ago. Sales of the aforementioned products represented 57 percent of total communication test sales, or $316 million, compared to 42 percent of total communication test sales, or $175 million, in the same period a year ago.

The company's pro forma results referred to above have been restated to reflect all acquisitions and divestitures, including the acquisition of Wavetek Wandel Goltermann, Inc. in the first quarter ended June 30, 2000, and the acquisition of Cheetah Technologies in the second quarter ended September 30, 2000. Pro forma EBITA referred to above excludes the effects of acquisition related charges, amortization, and recapitalization and other related costs.

On an as-reported basis, second quarter sales were $305 million versus $104 million a year earlier. The reported net loss for the second quarter of fiscal 2001 was $50 million or a loss of $.27 per share on a fully diluted basis, compared to net income of $10 million or $.06 per share on a fully diluted basis for the same period a year ago.

First-half net sales on an as-reported basis were $513 million versus $195 million a year earlier. The reported net loss for the first half of fiscal 2001 was $133 million or a loss of $.75 per share on a fully diluted basis, compared to net income of $12 million or $.09 per share on a fully diluted basis for the same period a year ago.

During the second quarter, the company completed the acquisition of Cheetah Technologies, Inc., a leading provider of broadband network management systems sold to cable TV network operators around the world, for a purchase price, including assumed liabilities, of $165 million.

About Acterna Corporation:
Acterna Corporation is the world's second largest developer, manufacturer and marketer of instruments, systems, software and services to test, deploy, manage and optimize communications networks, equipment and services. With approximately 5,000 employees and a local presence in more than 80 countries, Acterna offers a broad range of products that test and manage the operational performance of converged networks, including optical transmission systems, data services, voice services, wireless services, cable services and video delivery. The company also supplies in-flight passenger information systems and video color correction systems through its AIRSHOW and da Vinci Systems subsidiaries. Additional information about the company is available at www.acterna.com.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Contact:  Allan M. Kline or Steve Cantor, Acterna Corporation, 781-272-6100

                               Acterna Corporation

 Pro forma Sales and EBITA (Operating Earnings Before Interest, Taxes,
                               and Amortization)
                                   (Unaudited)

      Excluding In-process R&D, Inventory step-up, Amortization of Unearned
                   Compensation, Amortization of Intangibles,
                    Recapitalization and other related costs

In thousands of dollars
------------------------------------------------------------------------------------------------------------
                                                 Three Months Ended                  Six Months Ended
------------------------------------------------------------------------------------------------------------
                                           Sept. 30, 2000   Sept. 30, 1999    Sept. 30, 2000  Sept. 30, 1999
-------------------------------------------------------------------------------------------------------------
Net sales                                      $313,137          $255,449         $609,553          $467,859
-------------------------------------------------------------------------------------------------------------
EBITA                                           $40,432           $41,767          $72,380           $62,308
-------------------------------------------------------------------------------------------------------------
                                         Pro Forma Only, See Notes Below
-------------------------------------------------------------------------------------------------------------

The above pro forma amounts for the quarter ended September 30, 2000 have been adjusted to eliminate charges on a pretax basis of $6 million for purchased in-process R&D, $26 million in inventory step-up charges, and are before amortization of unearned compensation and intangibles.

The above pro forma amounts for the six months ended September 30, 2000 have been adjusted to eliminate charges on a pretax basis of $56 million for purchased in-process R&D, $35 million in inventory step-up charges, and $9 million of recapitalization and other related costs, and are before amortization of unearned compensation and intangibles.

The above pro forma amounts include one-time integration expense ($6 million and $10 million for the three months and six months ended September 30, 2000, respectively) which relate to rebranding, severance, and additional consultants hired for the integration of Wavetek Wandel Goltermann, Inc. (WWG).

In the prior year, the pro forma results for the quarter ended September 30, 1999 have been adjusted to eliminate a restructuring charge of $2 million, a recapitalization and other related charge of $1 million, and a charge for amortization of unearned compensation of $400 thousand. The pro forma results for the six months ended September 30, 1999 have been adjusted to eliminate a restructuring charge of $2 million, a recapitalization and other related charge of $14 million, and a charge for amortization of unearned compensation of $1 million.

The above pro forma financial information has been restated to include the results of WWG, which was acquired on May 23, 2000, Cheetah Technologies, which was acquired on August 23, 2000, and certain other acquisitions as if these acquisitions had occurred at the beginning of the respective fiscal periods. Similarly, the pro forma information excludes the results of DataViews Corporation, which was divested in June 2000, and certain other divestitures. Prior period pro forma amounts have been restated and adjusted on a consistent basis.

The following condensed consolidated statements of operations are reported on a historical basis.

                               Acterna Corporation
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

In thousands of dollars, except per-share amounts

                                                  Three Months Ended                 Six Months Ended
                                           Sept. 30, 2000   Sept. 30, 1999   Sept. 30, 2000   Sept. 30, 1999
                                          ------------------------------------------------------------------
Net sales                                     $305,210         $103,789         $513,381         $194,583
Cost of sales                                  141,050           34,115          230,658           64,872
                                             ---------        ---------        ---------        ---------
Gross margin                                   164,160           69,674          282,723          129,711

Selling, general & admin. expense              115,523           34,123          189,930           65,635
Product development expense                     38,672           13,194           64,883           25,338
Recapitalization and other related costs            --               --            9,194           13,259
Purchased incomplete technology                  6,000               --           56,000               --
Amortization of intangibles                     30,763              763           43,642            1,479
                                             ---------        ---------        ---------        ---------
     Total operating expense                   190,958           48,080          363,649          105,711
                                             ---------        ---------        ---------        ---------
Operating income (loss)                        (26,798)          21,594          (80,926)          24,000
Interest expense                               (27,121)         (12,592)         (45,793)         (25,440)
Interest income                                  1,111              601            1,708            1,300
Other income (expense)                          (1,365)              15           (2,684)             (24)
                                             ---------        ---------        ---------        ---------
Income (loss) from continuing                  (54,173)           9,618         (127,695)            (164)
operations before income taxes and
extraordinary item
Provision (benefit) for income  taxes           (3,784)           3,976           (5,571)             260
                                             ---------        ---------        ---------        ---------
Net income (loss) from continuing
operations before extraordinary item           (50,389)           5,642         (122,124)            (424)
Discontinued operations:
Operating income, net of income tax
provision of $2,625 and $7,818,
respectively                                        --            3,924               --           12,541
                                             ---------        ---------        ---------        ---------
Net income (loss) before extraordinary
item                                           (50,389)           9,566         (122,124)          12,117
Extraordinary item, net of income tax
benefit of $6,603                                   --               --          (10,659)              --
                                             ---------        ---------        ---------        ---------
Net income (loss)                             $(50,389)          $9,566        $(132,783)         $12,117
                                             =========        =========        =========        =========

                               Acterna Corporation
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

In thousands of dollars, except per-share amounts


                                                  Three Months Ended                  Six Months Ended
                                           Sept. 30, 2000   Sept. 30, 1999    Sept. 30, 2000   Sept. 30, 1999
                                           --------------   --------------    --------------   --------------
Income (loss) per common share - basic
     Continuing operations                        $(0.27)            $0.04           $(0.69)             $0.00
     Discontinued operations                         --               0.03               --               0.09
     Extraordinary loss                              --                 --            (0.06)                --
                                             -----------       -----------      -----------        -----------
Net income (loss) per common share -              $(0.27)            $0.07           $(0.75)             $0.09
                                             ===========       ===========      ===========        ===========
basic

Income (loss) per common share - diluted
     Continuing operations                        $(0.27)            $0.04           $(0.69)             (0.00
     Discontinued operations                          --              0.02               --               0.09
     Extraordinary loss                               --                --            (0.06)                --
                                             -----------       -----------      -----------        -----------
Net income (loss) per common share -              $(0.27)            $0.06           $(0.75)             $0.09
                                             ===========       ===========      ===========        ===========
diluted

Weighted average number of common shares:

     Basic                                       189,003           147,841          177,279            147,532
     Diluted                                     189,003           158,552          177,279            147,532
                                             ===========       ===========      ===========        ===========